UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Coherus BioSciences, Inc.

(Name of Registrant as Specified In Its Charter)

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COHERUS BIOSCIENCES, INC. 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2017

To the Stockholders of Coherus BioSciences, Inc.:

The 2017 Annual Meeting of Stockholders, or the 2017 Annual Meeting, of Coherus BioSciences, Inc., a Delaware corporation, or the Company, will be held on May 17, 2017 at 2:00 p.m. local time at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025 for the following purposes:

1.	To elect three Class III directors to hold office until the 2020 Annual Meeting of Stockholders or until their successors are elected;

2.	To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017;

3.	To hold a vote on a non-binding advisory resolution approving the compensation of the Company’s named executive officers (a “Say on Pay” vote); and

4.	To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders who owned the Company’s common stock at the close of business on March 24, 2017 may vote at the 2017 Annual Meeting or any adjournments or postponements that take place.

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2016 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2016 Annual Report to Stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

You are cordially invited to attend the 2017 Annual Meeting in person. Whether or not you plan to attend the 2017 Annual Meeting, please vote as soon as possible. You may vote over the internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Please note that any stockholder attending the 2017 Annual Meeting may vote in person, even if the stockholder has already returned a proxy card or voting instruction card.

Our board of directors recommends that you vote “FOR” the election of its director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and “FOR” a non-binding advisory resolution to approve the compensation of our named executive officers.

By Order of the Board of Directors:

/s/ Jean-Frédéric Viret
Jean-Frédéric Viret, Ph.D. Chief Financial Officer

Redwood City, California

April 6, 2017

i

COHERUS BIOSCIENCES, INC.

333 Twin Dolphin Drive, Suite 600,

Redwood City, California 94065

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2017

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2017

This proxy statement and our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are available at our website at www.coherus.com and at www.proxyvote.com.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the internet or, upon your request, have delivered paper proxy materials to you, because the board of directors of Coherus BioSciences, Inc., or the Company, is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, or the 2017 Annual Meeting, or any adjournments or postponements that take place. The 2017 Annual Meeting will be held on May 17, 2017 at 2:00 p.m. local time at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025. As a stockholder, you are invited to attend the 2017 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2017 Annual Meeting to vote.

What is included in the proxy materials?

The proxy materials include:

•	This proxy statement, which includes information regarding the proposals to be voted on at the 2017 Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;

•	Our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and

•	The proxy card or a voting instruction card for the 2017 Annual Meeting.

The proxy materials are being mailed or made available to stockholders on or about April 6, 2017.

Why did I receive a Notice of Internet Availability of Proxy Materials, or the Notice, in the mail instead of a complete set of paper proxy materials?

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice, but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, and how to request a paper copy of the proxy materials. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.

Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Who can vote at the 2017 Annual Meeting?

Only stockholders of record at the close of business on March 24, 2017 will be entitled to vote at the 2017 Annual Meeting. On this record date, there were 51,288,027 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on March 24, 2017, your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the 2017 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2017 Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on March 24, 2017, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2017 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2017 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the 2017 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals are scheduled for a vote?

There are three proposals scheduled for a vote at the 2017 Annual Meeting:

•	Proposal No. 1 – To elect three Class III directors to hold office until the 2020 Annual Meeting of Stockholders or until their successors are elected;

•	Proposal No. 2 – To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017; and

•	Proposal No. 3 – A non-binding advisory resolution to approve the compensation of the Company’s named executive officers (a “Say on Pay” vote).

How do I vote?

For Proposal No. 1, you may either vote “FOR” all nominees to the board of directors or you may “WITHHOLD” your vote for any nominee you specify. For Proposal No. 2, you may either vote “FOR” or “AGAINST” or you may abstain from voting. For Proposal No. 3, you may either vote “FOR” or “AGAINST” or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2017 Annual Meeting or vote by proxy by telephone or internet or by mail. Whether or not you plan to attend the 2017 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2017 Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person. You may attend the 2017 Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy by telephone or internet. If you have telephone or internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the 2017 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the 2017 Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the Company’s common stock you own as of March 24, 2017.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each nominee for director (Proposal No. 1), “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017 (Proposal No. 2) and “FOR” the non-binding advisory resolution to approve the compensation of the Company’s named executive officers (Proposal No. 3). If any other matter is properly presented at the 2017 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2017 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

•	You may attend the 2017 Annual Meeting and vote in person. Simply attending the 2017 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the 2017 Annual Meeting. On the record date, there were 51,288,027 shares outstanding and entitled to vote. Accordingly, the holders of 25,644,014 shares must be present at the 2017 Annual Meeting to have a quorum. Your shares will be counted toward the quorum at the 2017 Annual Meeting only if you vote in person at the meeting, or you submit a valid proxy vote.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present and entitled to vote at the meeting in person or represented by proxy may adjourn the 2017 Annual Meeting to another date.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the 2017 Annual Meeting. The Inspector of Elections will separately count:

•	“FOR,” “WITHHOLD” and broker non-votes for Proposal No. 1 (the election of directors);

•	“FOR” and “AGAINST” votes, abstentions and, if any, broker non-votes for Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2017); and

•	“FOR” and “AGAINST” votes, abstentions and broker non-votes for Proposal No. 3 (the non-binding advisory resolution to approve the compensation of the Company’s named executive officers).

If your shares are held by your broker or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give voting instructions to your broker or other agent, your broker or other agent can only vote your shares with respect to “routine” matters (as described below).

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposal No. 1 to elect directors and Proposal No. 3 to vote on the non-binding advisory resolution to approve the compensation of the Company’s named executive officers are non-routine matters, but Proposal No. 2 to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017 is a “routine” matter. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 and Proposal No. 3. Broker non-votes will not be counted toward the vote total for any proposal at the 2017 Annual Meeting.

How many votes are needed to approve each proposal?

•	Proposal No. 1 – To elect three Class III directors to hold office until the 2020 Annual Meeting of Stockholders or until their successors are elected. The three nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes will not be counted towards the vote total for this proposal.

•	Proposal No. 2 – To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non-votes) are required to approve this proposal. Because Proposal No. 2 is considered a “routine” matter, no broker non-votes are expected in connection with this proposal.

•	Proposal No. 3 – A non-binding advisory resolution approving the compensation of the Company’s named executive officers. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non-votes) are required to approve this proposal. Broker non-votes will not be counted towards the vote total for this proposal.

How can I find out the results of the voting at the 2017 Annual Meeting?

We will disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2017 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K within four business days after the date the final voting results are available.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in the proxy materials for the 2018 Annual Meeting of Stockholders, your proposal must be submitted in writing by December 7, 2017, to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. However, if the meeting is not held between April 17, 2018 and June 16, 2018, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for that meeting.

If you wish to submit a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify the Company’s Corporate Secretary in writing between January 17, 2018 and February 16, 2018. However, if the date of the 2017 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 17, 2018, then you must give notice not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Except as otherwise provided by law, vacancies on the board of directors may be filled only by individuals elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our board of directors currently consists of eight directors divided into the three following classes:

•	The Class I directors are Christos Richards and August J. Troendle, M.D., and their terms will expire at the 2018 Annual Meeting;

•	The Class II directors are V. Bryan Lawlis, Ph.D., Mary T. Szela and Ali J. Satvat, and their terms will expire at the 2019 Annual Meeting of Stockholders; and

•	The Class III directors are Dennis M. Lanfear, Mats Wahlström and James I. Healy, M.D., Ph.D., and their terms will expire at the 2017 Annual Meeting of Stockholders.

Our current Class III directors, Dennis M. Lanfear, Mats Wahlström and James I. Healy, M.D., Ph.D., have been nominated to serve as Class III directors and have agreed to stand for election. If the nominees for Class III are elected at the 2017 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2020 Annual Meeting of Stockholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the three nominees for Class III above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by the Company’s management or the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee for director and each director whose term will continue after the 2017 Annual Meeting. Our board of directors and management encourage each nominee for director and each continuing director to attend the 2017 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE CLASS III

NOMINEES FOR DIRECTOR.

CLASS I DIRECTORS – To continue in office until the 2018 Annual Meeting of Stockholders

Christos Richards, age 59, has served as a member of our board of directors since March 2011. Mr. Richards has been partner at Catalyst Advisors, LLC, an executive search firm, since January 2014. Prior to that, from October 1998 to January 2014, Mr. Richards held positions of increasing responsibility at Levin & Company, Inc. an executive search and consulting firm. From January 2009 to January 2014, Mr. Richards served as Chief Executive Officer of Levin & Company, Inc. Mr. Richards served as a Principal of Stanton Chase International from July 1996 to October 1998. From 1987 to July 1996, Mr. Richards founded and served as Chief Executive Officer of Career Connection/Nexium Inc. Mr. Richards was educated in Switzerland and is fluent in German and Swiss German. Mr. Richards brings to the board experience in the recruitment of numerous executive level professionals, including a diverse range of C-level and VP-level executives. We believe Mr. Richards is qualified to serve on our board of directors based on his extensive senior management experience and expertise.

August J. Troendle, M.D., age 60, has served as a member of our board of directors since March 2011. Dr. Troendle has been the Chief Executive Officer, President and Chairman of Medpace, Inc., a clinical research organization, since its inception in 1992. Dr. Troendle previously worked for Sandoz (Novartis) where he was responsible for the clinical development of lipid altering agents. His experience as Medical Review Officer in the Division of Metabolic and Endocrine Drug Products at the FDA gives him insight into the regulatory environment for the development of drugs in the metabolic and cardiovascular fields. He also formerly served on the board of directors of Xenon Pharmaceuticals Inc. from 2009 to 2010. Dr. Troendle received his M.D. from the University of Maryland, School of Medicine. We believe Dr. Troendle is qualified to serve on our board of directors based on his experience in clinical research and expertise in regulatory oversight.

CLASS II DIRECTORS – To continue in office until the 2019 Annual Meeting of Stockholders

V. Bryan Lawlis, Ph.D., age 65, has served on our board of directors since May 2014 and has also served as the chairman of our Scientific Advisory Board from November 2012 through June 2016. He currently serves as the Science Director for our board of directors. Since August 2011, he has served as the President and Chief Executive Officer of Itero Biopharmaceuticals, LLC, a privately held limited liability holding company which has held the assets of Itero Biopharmaceuticals, Inc., or Itero Biopharmaceuticals, since August 2011. Dr. Lawlis co-founded and served as President and Chief Executive Officer of Itero Biopharmaceuticals, from 2006 until it discontinued operations in August 2011. Prior to that, he served as President and Chief Executive Officer of Aradigm Corporation, a pharmaceutical company, from August 2004, and served on its board of directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President from June 2003 to August 2004 and as its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis co-founded Covance Biotechnology Services, Inc., a contract biopharmaceutical manufacturing company, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001 when it was sold to Diosyth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc., a biotechnology company, and Genentech. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis has served on the boards of directors of three privately held companies, Sutro Biopharmaceuticals, Inc. since 2003, Reform Biologics, LLC since February 2014 and AbSci LLC since April 2016. He has also served on the boards of directors at BioMarin Pharmaceutical Inc., a public biopharmaceutical company since June 2007 and Geron Corporation, a public biopharmaceutical company, since March 2012. Dr. Lawlis has served as an adviser to Phoenix Venture Partners, a venture capital firm focused on manufacturing technologies, since September 2015. Dr. Lawlis holds a B.A. in Microbiology from the University of Texas at Austin and a Ph.D. in Biochemistry from Washington State University. We believe Dr. Lawlis is qualified to serve on our board of directors due to his longtime involvement in the biotechnology industry and extensive service as a director or officer of other life sciences companies.

Mary T. Szela, age 53, has served as a member of our board of directors since July 2014. In January 2016, Ms. Szela was named Chief Executive Officer of Aegerion Pharmaceuticals, Inc. and served on its board of directors. In November 2016, Aegerion Pharmaceuticals, Inc. merged with QLT Inc. to form Novelion Therapeutics Inc., where Ms. Szela was named Chief Executive Officer and currently serves on its board of directors. Ms. Szela served as the Chief Executive Officer of Melinta Therapeutics, Inc., an antibiotic development company, from April 2013 to August 2015. She also served on the board of directors of Melinta from January 2013 to August 2015. Ms. Szela has served as a member of the boards of directors of Novo Nordisk since March 2015 and Suneva Medical, Inc. since July 2012. She served as a member of the board of directors of Receptos, Inc. from June 2014 to July 2015. Previously, Ms. Szela joined Abbott Laboratories in 1987 and held several leadership positions, including Senior Vice President of Global Strategic Marketing from January 2010 to May 2012 and Senior Vice President of U.S. Pharmaceuticals from September 2008 to December 2009. Prior to Abbott, Ms. Szela worked for the University of Illinois Hospital. Ms. Szela earned a B.S. in Nursing and an

M.B.A. from the University of Illinois. We believe Ms. Szela is qualified to serve on our board of directors because of her extensive management experience and expertise in pharmaceutical company operations.

Ali J. Satvat, age 39, has served as a member of our board of directors since May 2014. Mr. Satvat joined KKR in January 2012 and is a Member of KKR on the Health Care team within KKR’s Americas Private Equity platform. Mr. Satvat leads KKR’s Health Care Strategic Growth investing efforts and sits on the Health Care Strategic Growth Investment Committee and the Health Care Strategic Growth Portfolio Management Committee. Mr. Satvat has also served as a member of the boards of directors of several organizations, including Slayback Pharma, LLC since December 2016, BridgeBio Pharma LLC since March 2016, Cohera Medical, Inc. since October 2015, Arbor Pharmaceuticals, Inc. since January 2015 and PRA Health Sciences, Inc. since September 2013. Prior to joining KKR, Mr. Satvat was a Principal with Apax Partners, where he invested in health care from 2006 to 2012, served as a director of Chiron Holdings (Kinetic Concepts, Inc. and LifeCell Corporation) and TZ Holdings (The TriZetto Group, Inc.) and was actively involved with many of the firm’s successful growth investments. Previously, Mr. Satvat held various positions with Johnson & Johnson Development Corporation, Audax Group and The Blackstone Group, where he was involved in a broad range of transactions. Mr. Satvat holds an A.B. in History and Science from Harvard College and an M.B.A. in Health Care Management and Entrepreneurial Management from the Wharton School of the University of Pennsylvania. Mr. Satvat also serves on the board of directors of the Healthcare Private Equity Association. We believe Mr. Satvat is qualified to serve on our board of directors based on his extensive investment experience in the health care industry.

CLASS III NOMINEES FOR DIRECTORS – To be elected for a three-year term expiring at the 2020 Annual Meeting of Stockholders

Dennis M. Lanfear, age 61, is our co-founder and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in September 2010. Mr. Lanfear previously was President of InteKrin Therapeutics Inc., a biopharmaceutical company, from 2005 to May 2010. Prior to that, Mr. Lanfear served in various senior leadership roles at Amgen Inc., a biopharmaceutical company from 1986 to 1999. While at Amgen, Mr. Lanfear had key leadership positions in the Process Development department, which under his management became an area of key strategic advantage for Amgen. Mr. Lanfear has also held senior leadership roles in several product development programs including those for growth factors, somatotrophins and neurotrophins and directed efforts from preclinical studies to Phase 3 clinical trials at Amgen. Mr. Lanfear holds B.S. degrees in Chemical Engineering and Biochemistry from Michigan State University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. We believe Mr. Lanfear is qualified to serve on our board of directors because of his background and various leadership roles in the biopharmaceutical field.

Mats Wahlström, age 62, has served as a member of our board of directors since January 2012. He currently serves as the Executive Chairman of KMG Capital Partners, LLC, where he has been a senior leader since April 2012, Chairman of Triomed AB since October 2016, Chairman of Surefire Medical, Inc. since January 2017 and Chairman of Caduceus Medical Holdings, Inc. since August 2010. He has served on the boards of directors of Alteco Medical AB since October 2012, Empirican Group, Inc. since July 2016 and PCI | HealthDev since August 2010. He served as a director of Health Grades, Inc., a NASDAQ-listed healthcare ratings company, from March 2009 through its sale to a private equity firm in October 2010, and as a director of Zynex Inc., an over-the-counter medical device manufacturer, from October 2010 through January 2014. From January 2004 to December 2009, Mr. Wahlström served as co-CEO of Fresenius Medical Care North America and a member of the management board at Fresenius Medical Care AG & Co. KGAA. From November 2002 to December 2009, he served as President and CEO of Fresenius Medical Services, which operated more than 1,700 dialysis clinics in the U.S. Prior to joining Fresenius Medical Care in 2002, he held various positions at Gambro AB in Sweden, including President of Gambro North America and Chief Executive Officer of Gambro Healthcare Inc. as well as Chief Financial Officer of the Gambro Group. Mr. Wahlström has a B.S. degree in Economics and Business

Administration from University of Lund, Sweden. We believe Mr. Wahlström is qualified to serve on our board of directors because of his extensive management and director experience in the life sciences and healthcare sectors.

James I. Healy, M.D., Ph.D., age 52, has been a member of our board of directors since February 2014. Dr. Healy has been a General Partner of Sofinnova Ventures, a venture capital firm, since June 2000. Prior to June 2000, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Ascendis Pharma A/S, Auris Medical Holding AG, Edge Therapeutics, Inc., Natera, Inc., Obseva SA and several private companies. Previously, he served as a board member of Amarin Corporation plc, Anthera Pharmaceuticals, Inc., Durata Therapeutics, Inc., CoTherix, Inc., InterMune, Inc., Hyperion Therapeutics, Inc. and several private companies. Dr. Healy holds an M.D. and a Ph.D. in Immunology from the Stanford University School of Medicine and holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies from the University of California, Berkeley. We believe Dr. Healy is qualified to serve on our board of directors due to his extensive experience investing and working in the pharmaceuticals industry and extensive service on the boards of directors of other life sciences companies.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP, or EY, as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and is seeking ratification of such selection by our stockholders at the 2017 Annual Meeting. EY has audited our financial statements for the fiscal years ended December 31, 2016 and 2015. Representatives of EY are expected to be present at the 2017 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the audit committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain EY. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the shares cast at the 2017 Annual Meeting will be required to ratify the selection of EY.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

The following information sets out the fees for professional services rendered by EY, during the fiscal years 2016 and 2015:

	Year Ended December 31,
	2016	2015
Audit Fees(1)	$1,807,255	$1,995,531
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	$1,980	$1,275

Total All Fees	$1,809,235	$1,996,806

(1)	This category consists of fees for professional services for the audit of the Company’s 2016 and 2015 financial statements, the review of quarterly financial statements, and for services that are normally provided by the independent registered public accounting firm in connection with other statutory and regulatory filings or engagements.
(2)	This category consists of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category. We did not incur any fees in this category in the years ended December 31, 2016 or 2015.
(3)	This category consists of fees for professional services rendered for tax compliance and tax advice. We did not incur any fees in this category in the years ended December 31, 2016 or 2015.
(4)	This category consists of subscription fees for access to on-line library of accounting research literature.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://investors.coherus.com. The audit committee has considered the role of EY in providing audit and audit-related services to the Company and has concluded that such services are compatible with EY’s role as the Company’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board of directors. The audit committee’s functions are more fully described in its charter, which is available on our website at http://investors.coherus.com.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2016. The audit committee has discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or PCAOB. In addition, the audit committee has discussed with EY their independence, and received from EY the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with EY, with and without management present, the scope and results of EY’s audit of the financial statements for the fiscal year ended December 31, 2016.

Based on these reviews and discussions, the audit committee has recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Audit Committee

Mats Wahlström

James I. Healy, M.D., Ph.D.

Ali J. Satvat

PROPOSAL NO. 3

NON-BINDING, ADVISORY TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, commonly known as a “say-on-pay” vote. Accordingly, we are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and accompanying narrative disclosure that follow.

Our Compensation Committee and the board of directors believe that the information provided in the “Compensation Discussion and Analysis” section of this proxy statement, compensation tables and accompanying narrative disclosure demonstrates that our executive compensation program is designed appropriately, emphasizes pay for performance and aligns management’s interests with our stockholders interests to support long-term value creation.

Accordingly, our board of directors recommends that stockholders vote “FOR” the following resolution:

RESOLVED, that stockholders of Coherus BioSciences, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis,” compensation tables and the accompanying narrative disclosure of this proxy statement.

While the vote on this resolution is advisory and not binding on us, the Compensation Committee or our board of directors, the Compensation Committee and our board of directors values thoughtful input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. Our board of directors has adopted a policy of providing for triennial advisory votes from stockholders on executive compensation. Unless our board of directors modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2020 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE, ON A NON-

BINDING, ADVISORY BASIS, FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Board Composition

Director Independence

Our board of directors currently consists of eight members. Our board of directors has determined that all of our directors, as well as each individual nominated by our board of directors for election to our board of directors at the 2017 Annual Meeting, other than Messrs. Lanfear and Richards and Dr. Troendle, qualify as “independent” directors in accordance with the NASDAQ listing requirements. Mr. Lanfear is not considered independent because he is an employee of our company. Mr. Richards is not considered independent because he has served as an executive officer of Catalyst Advisors, LP and Levin & Company which provided executive search services to us. Dr. Troendle is not considered independent because he is a founder and chief executive officer of Medpace, Inc., a company that has provided clinical research services to us.

The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As described more fully below, the board of directors has also determined that each current member of the compensation committee, and each current member of the audit committee and the nominating and corporate governance committee, as well as each director and director nominee that we expect to serve on such committees after the 2017 Annual Meeting, meets the independence standards applicable to those committees prescribed by NASDAQ, the SEC, and the Internal Revenue Service.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Mr. Lanfear currently serves as the Chairman of the board of directors and Mr. Wahlström currently serves as the lead independent director of the board of directors. All of our directors are encouraged to make suggestions for board of director’s agenda items of pre-meeting materials. In addition, in his role as lead independent director, Mr. Wahlström presides over the executive sessions of the board of directors in which Mr. Lanfear, as the Chief Executive Officer, does not participate and serves as a liaison to management on behalf of the independent members of the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and considers and approves or disapproves any related-persons transactions. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors and Committees

During 2016, the board of directors met eight times, the audit committee met five times, the compensation committee met four times and the nominating and corporate governance committee met one time. In that year, each director attended at least 75% of the meetings of the board of directors and the committees on which he or she served which occurred while such director was a member of the board of directors and such committees, except that Ms. Szela did not attend one such meeting of the board of directors and one such meeting of the committees and Dr. Healy did not attend one such meeting of the committees. As required under NASDAQ rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible audit and non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	is responsible for reviewing our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	reviews the audit committee charter and the committee’s performance.

The current members of our audit committee are Mats Wahlström, James I. Healy, M.D., Ph.D. and Ali J. Satvat. Mr. Wahlström serves as the chairman of the committee. After the 2017 Annual Meeting, and subject to election by our stockholders in the case of Mr. Wahlström and Dr. Healy, we expect that our audit committee will be composed of Mr. Wahlström, as chairman, Dr. Healy and Mr. Satvat.

Each of the current members of our audit committee, as well as the expected members of our audit committee after the 2017 Annual Meeting, meets or will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. Wahlström is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Messrs. Wahlström and Satvat and Dr. Healy are independent under the heightened independence standards under the applicable rules of NASDAQ. Our audit committee has been established in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends corporate goals and objectives relevant to compensation of our President and Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are James I. Healy, M.D., Ph.D., V. Bryan Lawlis, Ph.D. and Mary T. Szela. Dr. Healy serves as the chairperson of the committee. After the 2017 Annual Meeting, and subject to election by our stockholders in the case of Dr. Healy, we expect that our compensation committee will be composed of Dr. Healy, as chairman, Dr. Lawlis and Ms. Szela.

Each of the current members of our compensation committee, as well as the expected members of our compensation committee after the 2017 Annual Meeting, is or will be an independent under the applicable rules and regulations of The NASDAQ Global Market, is or will be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is or will be an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the compensation committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Our compensation committee has retained Radford, Inc., or Radford, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Radford reports directly to the compensation committee and does not provide any non-compensation-related services to us. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC with our compensation committee. Its responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, our compensation committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, our compensation committee evaluated the independence of its other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors and concluded their work for our compensation committee does not raise any conflicts of interest.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Mats Wahlström, V. Bryan Lawlis and Mary T. Szela. In 2015, Christos Richards served as a member of the nominating and corporate governance committee until November 2015, when Mr. Richards voluntarily resigned from the committee and V. Bryan Lawlis was appointed to the committee by the board. Mr. Wahlström served as the chairperson of the committee until June 2016, when Mr. Wahlström voluntarily resigned as chairperson. Dr. Lawlis was appointed in his place and currently serves as the chairperson of the committee. After the 2017 Annual Meeting, and subject to election by our stockholders in the case of Mr. Wahlström, we expect that our nominating and corporate governance committee will be composed of Dr. Lawlis, as chairman, Mr. Wahlström and Ms. Szela.

Each of the current members of our nominating and corporate governance committee, as well as the expected members of our nominating and corporate governance committee after the 2017 Annual Meeting, is or will be an “independent director” under the applicable rules and regulations of NASDAQ relating to nominating and corporate governance committee independence. Following the 2017 Annual Meeting, we will continue to comply with NASDAQ’s rules regarding independent director oversight of director nominations under either NASDAQ Rule 5605(e)(1)(A) or 5605(e)(1)(B). The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the nominating and corporate governance committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

The nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the board of directors in accordance with laws and regulations established by the SEC and the NASDAQ listing requirements, our bylaws and applicable corporate law, and make recommendations to the board of directors regarding such individuals based on the established criteria for members of our board. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations.

For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.coherus.com. We will disclose any substantive amendments to the code of business conduct and ethics, or any waiver of its provisions, on our website. The reference to our website does not constitute incorporation by reference of the information contained at or available through our website.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage. To the extent the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Director Attendance at Annual Meetings

Our board of directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our board of directors and management team encourage all of our directors to attend the 2017 Annual Meeting. Our board chairman and chief executive officer, Dennis M. Lanfear, and our director, V. Bryan Lawlis, Ph.D., attended our 2016 Annual Meeting.

Stockholder Communications with the Board of Directors

A stockholder may communicate with the board of directors, or an individual director, by sending written correspondence to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. The Corporate Secretary will review such correspondence and forward it to the board of directors, or an individual director, as appropriate.

Compensation Committee Interlocks and Insider Participation

During 2016, our compensation committee consisted of James I. Healy, M.D., Ph.D., V. Bryan Lawlis, Ph.D. and Mary T. Szela. Dr. Healy served as the chairperson of the compensation committee. None of the members of our compensation committee have at any time been one of our officers or employees. None of our executive officers currently serves, or has in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2016 to which we have been a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Engagements with Catalyst Advisors, LP

Christos Richards, a member of our board of directors, is a partner in Catalyst Advisors, LP, or Catalyst, an executive search firm. We retained Catalyst in 2016 to perform executive search and recruiting services. During the year ended December 31, 2016, we recorded approximately $0.3 million in our consolidated statement of operations for services rendered by Catalyst and paid Catalyst approximately $0.3 million.

Medpace, Inc. Master Services Agreement

In January 2012, we entered into a Master Services Agreement with Medpace, Inc., or Medpace, a contract research organization, or CRO, under which we engage Medpace to perform certain CRO services related to the design and execution of clinical development programs. August J. Troendle, M.D., who is a member of our board of directors, is Chief Executive Officer, President and Chairman of Medpace, Inc. and is the Managing Member of MX II Associates, LLC. Prior to the consummation of our IPO, MX II Associates, LLC was a beneficial owner of more than 5% of our common stock. In August 2014, we executed a task order with Medpace to cover the in-life management of the Phase 3 rheumatoid arthritis study (a Phase 3, double-blind, randomized, parallel-group, active-control study to compare the efficacy and safety of CHS-0214 versus Enbrel® in subjects with rheumatoid arthritis and inadequate response to treatment with methotrexate). In September 2014, we executed a task order with Medpace to cover the in-life management of the Phase 3 chronic plaque psoriasis study (a Phase 3, double-blind, randomized, parallel-group, active-control study to compare the efficacy and safety of CHS-0214 versus Enbrel® in subjects with chronic plaque psoriasis). In June 2015, we executed a task order with Medpace to cover a Phase 3, open-label, safety extension study of CHS-0214. During the year ended December 31, 2016, we recorded approximately $34.6 million in our consolidated statement of operations for services rendered by Medpace and we paid Medpace approximately $35.3 million.

Transactions with InteKrin Russia

InteKrin Therapeutics, Inc., our wholly owned subsidiary, paid approximately $1.9 million in cash to its majority owned subsidiary, InteKrin Russia, as funding for the general working capital of InteKrin Russia during the year ended December 31, 2016. Dennis M. Lanfear, our President, Chief Executive Officer and a member of our board of directors, owns 10% of the outstanding securities of InteKrin Russia.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. As provided by our audit committee charter, our audit committee will be responsible for reviewing and approving any related person transaction and in doing so will consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Since the adoption of this policy, we have followed all policies and procedures in reviewing, approving and ratifying related person transactions.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information for the year ended December 31, 2016 regarding the compensation awarded to, earned by or paid to our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
James I. Healy, M.D., Ph.D.	65,000	120,068	–		185,068
V. Bryan Lawlis, Ph.D.(2)	65,000	120,068	12,500	(3)	197,568
Christos Richards(2)	40,000	120,068	–		160,068
Ali J. Satvat	50,000	120,068	–		170,068
Mary T. Szela	52,500	120,068	–		172,568
August J. Troendle, M.D.	40,000	120,068	–		160,068
Mats Wahlström(2)	92,500	120,068	–		212,568

(1)	Amount represents the grant date fair value of options granted during the year ended December 31, 2016 as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 12 to the audited consolidated financial statements included in the Annual Report on Form 10-K. As of December 31, 2016, our non-employee directors held options to purchase the aggregate number of shares of our common stock set forth in the table below.

Name	Shares Subject to Outstanding Options
James I. Healy, M.D., Ph.D.	84,994
V. Bryan Lawlis, Ph.D.	121,241
Christos Richards	74,991
Ali J. Satvat	59,997
Mary T. Szela	44,997
August J. Troendle, M.D.	30,000
Mats Wahlström	194,982

(2)	In February 2016, Mr. Richards stepped down from the Nominating and Corporate Governance Committee, and Dr. Lawlis joined the committee. In addition, in June 2016, Dr. Lawlis became chair of the Nominating and Corporate Governance Committee, replacing Mr. Wahlström, who remained a member of the committee.
(3)	Amount represents fees paid or earned by Dr. Lawlis for serving as chairman of our scientific advisory board during 2016 until his resignation effective June 17, 2016. Upon his resignation, Dr. Lawlis was designated as the board’s Science Director.

Our director compensation policy (the “Director Compensation Policy”) provides for both cash retainer fees and new automatic, non-discretionary equity grants. Pursuant to the Director Compensation Policy, our non-employee directors receive the following cash compensation:

•	Each non-employee director receives an annual cash retainer in the amount of $40,000 per year.

•	The Lead Independent Director receives an additional cash retainer in the amount of $25,000 per year.

•	The chairperson of the audit committee receives additional cash compensation in the amount of $20,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee receives additional cash compensation in the amount of $10,000 per year for such member’s service on the audit committee.

•	The chairperson of the compensation committee receives additional cash compensation in the amount of $15,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee receives additional cash compensation in the amount of $7,500 per year for such member’s service on the compensation committee.

•	The chairperson of the nominating and corporate governance committee receives additional cash compensation in the amount of $10,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee receives additional cash compensation in the amount of $5,000 per year for such member’s service on the nominating and corporate governance committee.

•	Effective June 17, 2016, the Science Director receives additional cash compensation in the amount of $20,000 per year for such director’s service.

Under the Director Compensation Policy, each non-employee director receives an option to purchase 20,000 shares of our common stock upon the director’s initial appointment or election to our board of directors, and an annual option to purchase 10,000 shares of our common stock on the date of each annual meeting of our stockholders thereafter. The initial grant will vest and become exercisable in substantially equal monthly installments over three years, subject to continued service on our board of directors. The annual grant will vest and become exercisable in substantially equal monthly installments over one year, subject to continued service on the board of directors.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of December 31, 2016:

Name	Age	Position(s)
Executive Officers
Dennis M. Lanfear	61	President, Chief Executive Officer and Chairman of the Board
Jean-Frédéric Viret, Ph.D.	51	Chief Financial Officer
Barbara K. Finck, M.D.	69	Chief Medical Officer
Alan C. Herman, Ph.D.	69	Chief Scientific Officer
Peter K. Watler, Ph.D.	55	Chief Technical Officer

Mr. Lanfear’s biographical information is set forth in “Proposal No. 1 – Election of Directors” in this proxy statement.

Jean-Frédéric Viret, Ph.D. has served as the Company’s Chief Financial Officer since September 2014. Previously, Dr. Viret was Chief Financial Officer at diaDexus, Inc., a cardiovascular diagnostics company, from February 2012 to September 2014. diaDexus, Inc. filed a voluntary petition for bankruptcy in June 2016. Prior to that, Dr. Viret was Chief Financial Officer at XDx, Inc. (now CareDx, Inc.), a privately held molecular diagnostics company, from December 2009 to January 2012. From March 2009 to December 2009, Dr. Viret served as the President of JV Consulting, a private consulting firm that provided accounting, public company compliance and other financial consulting services to technology companies. Prior to that time, Dr. Viret served in various capacities at Anesiva, Inc. (previously known as Corgentech Inc.), a public biopharmaceutical company, most recently as a finance consultant from February 2009 to May 2009. Dr. Viret served as Anesiva’s Vice President and Chief Financial Officer from March 2008 to February 2009 and as its Vice President, Finance from August 2006 to February 2008. Dr. Viret held various positions in finance in Anesiva from December 2002 to August 2006 and at Tularik Inc. from March 2000 to November 2002. He held various positions in the business assurance services of PricewaterhouseCoopers LLP from September 1997 to March 2000. Dr. Viret has served on the board of trustees of the International School of the Peninsula in Palo Alto, California since September 2011, where he is a member of the finance and investment committees, and was a member of the audit committee through June 2015. Dr. Viret received a B.S. in Engineering from the Institut National Polytechnique de Lorraine, an M.B.A. from Cornell University and a Ph.D. in Plant Molecular Biology from Université Louis Pasteur (Strasbourg I). He was a visiting fellow at Harvard University and a postdoctoral fellow at the Massachusetts Institute of Technology. As described above, Dr. Viret held various positions with Anesiva, Inc. (previously known as Corgentech Inc.), including as a finance consultant from February 2009 to May 2009, Vice President and Chief Financial Officer from March 2008 to February 2009, Vice President, Finance from August 2006 to February 2008, and various other positions from December 2002 to August 2006. Anesiva, Inc. filed a voluntary petition for bankruptcy in December 2009. Except as described in the preceding sentence, no other event has occurred during the past 10 years requiring disclosure pursuant to Item 401(f) of Regulation S-K of the Securities Act of 1933, as amended, or the Securities Act.

Barbara K. Finck, M.D. has served as our Chief Medical Officer since July 2013 and served as Senior Vice President from July 2012 to July 2013. Dr. Finck previously served as Senior Vice President and Chief Medical Officer of NKT Therapeutics Inc., a biopharmaceutical company, from September 2010 to July 2012. Prior to that, from June 2007 to June 2010, Dr. Finck served as Senior Vice President of Research and Development and Chief Medical Officer at Osprey Pharmaceuticals U.S.A., Inc., a biopharmaceutical company. Prior to that, Dr. Finck served as an executive for various biopharmaceutical companies. Dr. Finck has a B.S. in Physiological Psychology from the University of California, Santa Barbara and received her M.D. from the University of California, San Francisco School of Medicine. She is board certified in internal medicine and rheumatology.

Alan C. Herman, Ph.D. has served as our Chief Scientific Officer since April 2011. Dr. Herman previously founded and served as Chief Executive Officer of WindRose Analytica, Inc., a contract analytical laboratory. In

May 2009, WindRose Analytica was acquired by Althea Technologies, Inc., a biologic manufacturing company. Dr. Herman served as Chief Scientific Officer and Vice President of Product Development at Althea Technologies from May 2009 to April 2011. Prior to that, Dr. Herman served as Senior Director of Quality Control for Tercica, Inc., a biopharmaceutical company. In 1989, Dr. Herman joined Amgen where he started and served in the Analytical Research and Development Department until May 2009. In 1984, he joined Genentech where he worked first in process development and later in pharmaceutics. During his time at Genentech, Dr. Herman worked on a number of products, including human growth hormone, tissue plasminogen activator and interferon. Dr. Herman started his career at Merck, where he worked on a recombinant hepatitis B vaccine. Dr. Herman received his B.S. and M.S. degrees in Biology at Indiana University of Pennsylvania. He received a Ph.D. in Microbiology from Duke University and did his post-doctoral work in oncogenic virus structure at Duke University Medical Center under Dr. Dani Bolognesi.

Peter K. Watler, Ph.D. has served as our Chief Technical Officer since June 2014. Dr. Watler also has served as our Senior Vice President of Process Sciences since March 2012. Dr. Watler was previously the Principal Consultant and Chief Technology Officer of Hyde Engineering Consulting, a global process system design and consulting organization, from January 2007 to May 2012. Previously, Dr. Watler also held various process engineering roles at VaxGen, a biopharmaceutical company, serving as its Vice President of Manufacturing Operations from January 2006 to January 2007 and Senior Director of Manufacturing from August 2002 to December 2005. Prior to that, Dr. Watler worked at Amgen as an Associate Director of Pilot Plant Engineering from June 2000 to August 2002 and an Engineer and Manager from June 1990 to June 2000. Dr. Watler received his B.S. and M.S. degrees in Chemical Engineering from the University of Toronto and a Ph.D. in Chemical Engineering from Yamaguchi University.

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for our named executive officers, or NEOs, and is intended to provide context for the decisions underlying the compensation paid to our NEOs in 2016. This CD&A should be read together with the compensation tables and related disclosures set forth below. Our NEOs for 2016 were as follows:

•	Dennis M. Lanfear, President and Chief Executive Officer;

•	Jean-Frédéric Viret, Ph.D., Chief Financial Officer;

•	Barbara K. Finck, M.D., Chief Medical Officer;

•	Peter K. Watler, Ph.D., Chief Technical Officer; and

•	Alan C. Herman, Ph.D., Chief Scientific Officer.

Executive Summary

Pay for Performance. Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our NEOs for fiscal year 2016 was aligned with the Company’s performance during 2016, in which we successfully executed against our product development timeline, funding and partnering goals and manufacturing, quality, intellectual property, commercial and analytical pharmaceutical science goals.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, the value of each of which depends on our actual performance. For fiscal year 2016, approximately 80% of our NEOs’ total target compensation was in the form of stock options and annual cash incentives, in order to focus the management team on long-term performance achievements.

2016 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2016 included the following:

•	Base Salaries and Target Annual Cash Incentive Opportunities. Our Compensation Committee determined that no increases would be made to our NEOs’ base salaries for 2016 or to our CEO’s target cash bonus. For our remaining NEOs, the Compensation Committee approved increasing their target cash bonuses from 40% to 50%, as part of an overall modification to our Company’s bonus structure, pursuant to which new tiers of bonus targets were added.

•	Annual Cash Incentives. For 2016, our board of directors selected corporate performance goals for our performance-based annual bonus program that were intended promote our business plan and short-term goals across twelve clinical and operational areas. In early 2017, the board of directors determined our overall corporate achievement percentage to be 83.5%, and approved payouts under our annual bonus program in accordance with such achievement, taking into account individual achievement for each of our NEOs other than our CEO whose bonus was dependent solely on the achievement of corporate performance goals.

•	Equity-Based Long Term Incentives. In 2016, we granted approximately 70% of our NEOs’ total target compensation as equity-based compensation in the form of stock options. We believe that stock options effectively align the interests of our executives with those of our stockholders, providing significant potential upside compensation if our growth objectives are achieved while also placing a significant portion of compensation at risk if our objectives are not achieved. In the event that our executives fail to increase stockholder value over the term of their stock options, or if stockholder value remains stagnant, then our NEOs will realize no value from their stock options.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

•	Pay for performance. A significant portion of executive compensation is “at risk” based on corporate performance or equity-based in order to align the interests of our executive officers with stockholders.

•	Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.

•	Independent compensation consultant. The Compensation Committee retains an independent compensation consultant to review our executive compensation program and practices.

•	No guaranteed annual salary increases or bonuses. Our NEOs’ salary increases are based on individual evaluations and their annual cash incentives are tied to corporate performance, as well as individual performance as applicable.

•	Limited perquisites. We provide only limited perquisites or personal benefits to our NEOs, and do not consider these to be a significant component of our executive compensation program.

•	No excise tax gross-ups. We do not provide any gross-ups for excise taxes to our NEOs.

•	No hedging or pledging. We prohibit our employees and directors from hedging or pledging any Company securities.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate and reward leaders with the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;

•	Motivate our NEOs to help the Company achieve the best possible financial and operational results;

•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and

•	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our CEO, whose compensation is determined by the Board.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our CEO (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our CEO’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which he has direct knowledge. Our Board makes decisions regarding our CEO’s compensation, following recommendation from the Compensation Committee.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, our Compensation Committee retained Radford as an independent compensation consultant to provide a competitive review of executive compensation, including developing a peer group of public companies, reviewing our executive compensation program covering cash and equity, and analyzing peer practices. In April 2016, in consultation with Radford, our Compensation Committee selected our peer group as follows:

• Acceleron Pharma	• bluebird bio	• Five Prime Therapeutics	• Portola Pharmaceuticals
• Adamas Pharmaceuticals	• Cempra	• Geron	• Prothena
• Agios Pharmaceuticals	• Depomed	• Karyopharm Therapeutics	• Radius Health
• Amicus Therapeutics	• Dermira	• Kite Pharma	• Relypsa
• Anacor Pharmaceuticals	• Dynavax Technologies	• Momenta Pharmaceuticals	• Sage Therapeutics
• Atara Biotherapeutics	• Epizyme	• New Link Genetics	• Ultragenyx Pharmaceutical

Our peer group was selected using the following criteria: (i) later stage pre-commercial companies and select commercial companies; (ii) companies located in geographic biotechnology hubs; (iii) companies that are publicly traded since 2010; (iv) companies with market capitalizations between $300 million to $3 billion; and (iv) companies with between 50 and 300 full time equivalent employees. As of April 2016, as compared to such peer group, we were at the 71st percentile for 12-month trailing revenues, the 39th percentile for 30-day average market capitalization and the 47th percentile for headcount.

The general types of criteria considered in determining our peer group remained unchanged between 2015 and 2016; however, based on updated metrics of our company and our peer companies, the following changes were made from our 2015 peer group: Array BioPharma, ChemoCentryx, Cytokinetics, Flexion Therapeutics, Merrimack Pharmaceuticals, OncoMed Pharmaceuticals, Receptos, Tetraphase Pharmaceuticals and Vital Therapies were removed, and Adamas Pharmaceuticals, Agios Pharmaceuticals, Anacor Pharmaceuticals, bluebird bio, Dynavax Technologies, Epizyme, Geron, Kite Pharma, Momenta Pharmaceuticals, Portola Pharmaceuticals and Prothena were added.

For 2016, the Compensation Committee used Radford’s analysis to help structure a competitive executive compensation program. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;

•	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

•	Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2016 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In May 2016, our Compensation Committee (or our Board, with respect to our CEO) determined no base salary increases would be made for our NEOs after determination that the current levels remained competitive with the market. Accordingly, the 2016 annual base salaries for our NEOs remained at their 2015 levels as follows: Mr. Lanfear: $561,700; Dr. Viret: $373,000; Dr. Finck: $407,500; Dr. Watler: $341,700; and Dr. Herman: $412,000.

Effective September 1, 2016, Dr. Herman became a part-time employee while remaining our Chief Scientific Officer, reducing his commitment to 20 hours per week. In connection with this transition, Dr. Herman’s annual base salary was reduced to $100,000.

Annual Performance-Based Incentive Compensation

Our annual performance-based bonus program is designed to motivate our executives to meet or exceed company-wide short-term performance objectives. Our annual bonus program provides for the payment of cash bonuses based on each NEO’s target annual bonus, our overall achievement of corporate performance objectives and, as applicable, each NEO’s achievement of his or her personal goals. Each NEO’s actual bonus is determined as the following: Base Salary × Target Bonus Percentage × (Overall Corporate Goal Achievement × Corporate Weighting + Personal Goal Achievement × Personal Goal Weighting).

In 2016, our Compensation Committee determined to maintain our CEO’s target cash bonus at its 2015 level of 100% of base salary, and to increase the target cash bonuses of our other NEOs from 40% to 50% of their annual base salaries. The Company maintains a team-based approach to target bonuses, in which employees at the same level are eligible to receive the same target bonus as a percentage of base salary. The target bonus increase for our NEOs other than our CEO was approved as part of an overall modification to our bonus plan in 2016, which included for a new level of target bonuses at the level of Executive Vice President. Because the Executive Vice President level was set at 40%, the prior target bonus level for our C-level executives, the Compensation Committee therefore considered it internally equitable to increase the target bonuses for our C-level executives, including our NEOs other than our CEO. As in 2015, for 2016, our Compensation Committee also determined that bonuses to our NEOs would be based 25% on personal goals and 75% on corporate goals, with the exception of our CEO, whose bonus would be based 100% on corporate goals in light of his overall responsibility for the company.

Under our annual bonus program, corporate goals and performance targets are reviewed and approved by the Compensation Committee, which gives its recommendations to the Board. For fiscal year 2016, following recommendation from our Compensation Committee, our Board approved twelve corporate performance goals in the areas set forth below. Given that certain of our corporate goals are related to our business strategy or are goals shared with partners, and thus are highly confidential, we do not publicly disclose them. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm. These goals were set by our Board at a level our Board and Committee determined would require substantial effort to be achieved, such that the goals would not be expected to be achieved with average or below average performance.

For each NEO, other than the CEO, our Compensation Committee also sets personal goals based on each NEO’s area of responsibility and potential for growth and leadership. The personal goals for such NEOs were based on the following: For Dr. Viret: funding and budgeting goals; for Dr. Finck: development and program management timeline goals; for Dr. Watler: manufacturing, quality and process development goals; and for Dr. Herman: early development timeline and analytical pharmaceutical science goals.

In February 2017, the Compensation Committee reviewed our 2016 performance under our corporate goals and the Board determined, after reviewing the recommendations from the Compensation Committee, overall corporate achievement of 83.5%. The areas of our corporate goals, their corresponding weights, and our actual achievement for 2016 are set forth in the table below.

Corporate Goal	Weighting	Actual Achievement	Weighted Achievement
Clinical/Regulatory
CHS-1701: Completion of immunogenicity study, completion of BLA-enabling pharmacokinetic; and pharmacodynamics study, biologics license application (BLA) submission and acceptance, and market authorization application	30%	100%	30.0%
CHS-1420: Completion of Phase 3 trial and completion of bioequivalence study in 2016	15%	66%	10.0%
CHS-0214: Completion of two pharmacokinetic bioequivalence studies of CHS-0214	6%	50%	3.0%
CHS-131: Completion of Phase 2 trial	3%	100%	3.0%
Pipeline	6%	66%	4.0%
Pharmacovigilance	2.5%	100%	2.5%
Analytical Pharmaceutical Sciences	5%	100%	5.0%
Quality	5%	100%	5.0%
Finance, including, in part:	7.5%	80%	6.0%
Convertible debt financing of $100 million		Achieved
Completion of an at-the-market equity offering program		Achieved
Business Development	5%	40%	2.0%
Legal	10%	80%	8.0%
Commercial	5%	100%	5.0%

Total	100%		83.5%

The Compensation Committee further evaluated the achievement of each NEO (other than the CEO) with respect to his or her personal goals, taking into account the recommendation of our CEO who has direct knowledge of the performance of each other NEO. Following such evaluation, the Compensation Committee determined the following personal goal achievement percentages and bonus payouts as a percentage of target bonus for each NEO:

Name	Corporate Goal Achievement	Personal Goal Achievement	Bonus as a Percentage of Target
Dennis M. Lanfear	83.5%	N/A	83.5%
Jean-Frédéric Viret	83.5%	90%	85.125%
Barbara Finck	83.5%	85%	83.875%
Peter Watler	83.5%	85%	83.875%
Alan Herman	83.5%	75%	81.375%

Dr. Herman’s 2016 bonus was determined based on his base salary of $100,000 that was in effect as of fiscal year end. The dollar amounts of our NEOs’ 2016 annual bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2016 Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In 2016, we granted all equity-based compensation to our NEOs in the form of stock options pursuant to our 2014 Equity Incentive Award Plan, which we believe effectively align the interests of our executives with those of our stockholders because our NEOs will realize no value in their stock options in the event they fail to increase stockholder value over the term of their options.

In determining the size of the annual stock option grants made to our NEOs in May 2016, our Compensation Committee primarily considered the performance of our NEOs in 2015, but also took into consideration the fact that base salaries for our NEOs remained unchanged for 2016. In addition, the Compensation Committee adjusted the sizes of the 2016 grants in order to provide greater retention value given that the annual grants made in 2015 had no intrinsic value.

In May 2016, our Board made the following grants of stock options to our NEOs:

Name	Number of Shares Underlying Stock Options (#)	Grant Date Fair Value ($)
Dennis M. Lanfear	323,889	3,645,144
Jean-Frédéric Viret	78,472	883,147
Barbara Finck	78,472	883,147
Peter Watler	78,472	883,147
Alan Herman	69,236	779,203

These stock option awards vest as to 1/48th of the total number of shares subject to the option on each monthly anniversary of May 6, 2016, subject to continued service through each applicable vesting date.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Code. Under the 401(k) plan, employees may elect to contribute up to a maximum of 90% of his or her salary, not to exceed the contribution amount allowed by the IRS. We do not provide any matching contributions under the 401(k) plan.

Perquisites and Other Personal Benefits

We provide only limited perquisites and personal benefits to our NEOs, including health club membership dues, and for our CEO, concierge physician services. In connection with Dr. Herman’s reduction in service to us in 2016, we provided Dr. Herman a watch as a retirement gift and a payment to offset the taxes due in connection with the gift. Such benefits are intended to attract and retain qualified talent, reward long standing service to us and to promote the physical health of our executives. We do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective or for recruitment, motivation, recognition or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Severance and Change in Control Arrangements

During 2016, each of our NEOs was party to a severance and change in control agreement with us, which provided for severance benefits and payments upon certain involuntary terminations, including in connection with a change in control. In April 2017, we adopted an Executive Change in Control and Severance Plan that updated the level of severance benefits provided to our executives in line with market practices and superseded the individual severance and change in control agreements. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can serve to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The severance benefits provided are designed to provide our NEOs with treatment that is competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2016 had the Executive Change in Control and Severance Plan been in force, are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Derivatives Trading, Hedging, and Pledging Policies. Our Insider Trading Policy provides that no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. This prohibition includes any interest or position relating to put options, call options or short sales, or engaging in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Deductibility of Compensation. Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer within a fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code.

Nonqualified Deferred Compensation. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2017 Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee

James I. Healy, M.D., Ph.D.

V. Bryan Lawlis, Ph.D.

Mary T. Szela

EXECUTIVE COMPENSATION TABLES

2016 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years ending on December 31, 2016, 2015 and 2014.

Name and Principal Positions	Year	Salary($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)		Total($)
Dennis M. Lanfear	2016	652,609	3,645,144	469,020	—		4,766,773
President, Chief Executive Office and Chairman of the Board	2015 2014	546,181 450,154	8,159,039 4,670,578	449,360 506,250	3,837 37,490		9,158,417 5,664,472

Jean-Frédéric Viret, Ph.D.	2016	389,166	883,147	158,758	—		1,431,071
Chief Financial Officer	2015 2014	363,320 102,449	1,826,410 1,469,729	126,820 35,959	1,875 658		2,318,425 1,608,795

Barbara Finck	2016	429,364	883,147	174,680	—		1,487,191
Chief Medical Officer	2015 2014	410,359 379,760	1,826,410 —	128,363 168,750	182 415		2,365,314 548,925

Peter Watler	2016	365,378	883,147	147,035	—		1,395,560
Chief Technical Officer	2015	356,825	1,826,410	112,761	1,935		2,297,931

Alan C. Herman, Ph.D.	2016	311,822	779,203	40,688	56,439	(2)	1,188,152
Chief Scientific Officer	2015 2014	404,708 352,217	913,205 1,951,129	129,780 105,000	142 51,648		1,447,835 2,459,994

(1)	These amounts represent the grant date fair value of the options granted to our NEOs during 2016 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in the Annual Report on Form 10-K. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the employees from the options.
(2)	For Dr. Herman, represents $37,278 in the value of a noncash retirement gift, and $19,161 in the value of a tax gross up for the gift.

2016 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2016:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Option Awards: (#) of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards(3)
		Threshold ($)	Target ($)		Maximum ($)
Dennis Lanfear	5/11/2016						323,889	17.17	3,645,144
		—	561,700		561,700

Jean-Frédéric Viret	5/11/2016						78,472	17.17	883,147
		—	186,500		186,500

Barbara Finck	5/11/2016						78,472	17.17	883,147
		—	203,750		203,750

Peter Watler	5/11/2016						78,472	17.17	883,147
		—	170,850		170,850

Alan Herman	5/11/2016						69,236	17.17	779,203
		—	50,000	(4)	50,000	(4)

(1)	The amounts shown represent the value of bonus awards under our annual bonus program earned in 2016 and paid in 2017. No threshold amounts were applicable under the program. The target and maximum amounts represent each NEO’s target annual bonus multiplied by his or her base salary. For additional detail on our annual bonus program, please see “Compensation Discussion and Analysis – Annual Performance-Based Incentive Compensation” above.
(2)	Vests as to 1/48th of the total numbers of shares subject to the option in monthly installments over four years measured from May 6, 2016, subject to continued service.
(3)	These amounts represent the grant date fair value of the options granted to our NEOs during 2016 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in the Annual Report on Form 10-K. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	The target and maximum bonus awards shown for Alan Herman are calculated based on his base salary as in effect as of fiscal year end.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2016.

			Option Awards
Executive Officers	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dennis Lanfear	10/12/2010		29,994	—	0.0083	10/11/2020
	4/19/2011		331,054	—	0.4168	7/17/2021
	7/20/2013		256,198	43,742	1.4170	11/21/2023
	3/11/2014		618,321	281,056	1.6670	3/10/2024
	4/1/2015		104,167	145,833	29.0000	4/1/2025
	4/1/2015	(2)	30,000	120,000	29.0000	4/1/2025
	4/1/2015		14,583	20,417	25.2600	5/21/2025
	5/6/2016		47,233	276,656	17.1700	5/11/2026

Jean-Frédéric Viret	9/22/2014	(3)	57,330	59,051	13.5000	11/5/2024
	4/1/2015		41,666	58,334	29.0000	3/31/2025
	5/6/2016		11,443	67,029	17.1700	5/11/2026

Barbara Finck	7/2/2012		121,175	—	2.0838	2/27/2023
	7/30/2013		76,858	13,123	1.4170	11/21/2023
	4/1/2015		41,666	58,334	29.0000	3/31/2025
	5/6/2016		11,443	67,029	17.1700	5/11/2026

Peter Watler	3/19/2012		48,503	—	2.0838	12/13/2022
	7/30/2013		38,428	6,562	1.4170	11/21/2023
	6/30/2014		18,744	11,249	2.5005	6/29/2024
	4/1/2015		41,666	58,334	29.0000	3/31/2025
	5/6/2016		11,443	67,029	17.1700	5/11/2026

Alan Herman	4/19/2011		32,862	—	0.4168	7/17/2021
	7/30/2013		48,677	8,311	1.4170	11/21/2023
	3/11/2014		101,069	45,941	1.6670	3/10/2024
	4/1/2015		20,833	29,167	29.0000	3/31/2025
	5/6/2016		10,097	59,139	17.1700	5/11/2026

(1)	Unless otherwise noted, each option vests and becomes exercisable as to 1/48th of the total numbers of shares subject to the option in monthly installments over four years measured from the vesting commencement date, subject to continued service through the applicable vesting date.
(2)	This option vests and becomes exercisable as to 1/5th of the total number of shares subject to the option in yearly installments over five years measured from the vesting commencement date, subject to continued service through the applicable vesting date.
(3)	This option vests as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option in monthly installments over the three year period thereafter, subject to continued service through each applicable vesting date.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised during the year ended December 31, 2016, and the value realized upon exercise by our NEOs. Our NEOs did not hold any stock awards that vested during the year ended December 31, 2016.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)
Dennis M. Lanfear	—	—
Jean-Frédéric Viret	18,592	263,137
Barbara Finck	—	—
Peter Watler	93,991	2,359,640
Alan Herman	—	—

(1)	The value realized equals the excess of the sale price or our closing stock price on the date of exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

Potential Payments Upon Termination or Change in Control

During 2016, each NEO was party to a change in control severance agreement with us. Each change in control severance agreement provided that, in the event the NEO’s employment is terminated by the Company other than for “cause” (as defined in the agreement) or the executive experiences a “constructive termination” (as defined in the agreement, and together with a termination by the Company without cause, a “qualifying termination”), the NEO will receive as severance continued payment of base salary for six months plus one month for each completed full year of service with the Company, provided that the maximum amount calculated shall be 12 months (“the Severance Period”) (or 24 months in the case of Mr. Lanfear), continued healthcare coverage premium reimbursement for the Severance Period (or 24 months in the case of Mr. Lanfear) and the vesting of each equity award, including each stock option, will be accelerated in respect of that number of shares that would have vested during the Severance Period (or 24 months in the case of Mr. Lanfear) following the NEO’s termination date.

In the event the termination occurs during the 12 months following a change in control, then the severance payment will be made in a single cash lump sum, vesting acceleration is increased to 100% of the shares subject to each equity award and the base salary payment and healthcare continuation coverage premium reimbursement for each of the executives, other than Mr. Lanfear, is increased to 12 months. All such severance payments and benefits are subject to the execution of a general release of claims against the Company that becomes effective and irrevocable within 60 days of the NEO’s termination.

The change in control severance agreements also provide for a parachute payment “best pay” provision, under which payments and benefits will either be made to the NEO in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

In April 2017, our compensation committee adopted an Executive Change in Control and Severance Plan that superseded the change in control and severance agreements. The Executive Change in Control and Severance Plan provides the same benefits and definitions as the change in control and severance agreements except that the severance period is fixed at 2 years for Mr. Lanfear and 1 year for the other NEOs.

The following table shows the payments and benefits that would be made to our NEOs under the Executive Change in Control and Severance Plan, assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2016.

Name	Cash Severance ($)	COBRA Premiums ($)	Equity Acceleration ($)(1)	Total Potential Payment ($)(2)
Dennis M. Lanfear
Qualifying Termination	1,123,400	59,921	10,441,292	11,624,613
Qualifying Termination in Connection with a CIC	1,123,400	59,921	11,709,249	12,892,570
Jean-Frédéric Viret
Qualifying Termination	373,000	29,961	652,606	1,055,567
Qualifying Termination in Connection with a CIC	373,000	29,961	1,601,076	2,004,037
Barbara Finck
Qualifying Termination	407,500	9,645	566,233	983,368
Qualifying Termination in Connection with a CIC	407,500	9,645	1,086,796	1,503,941
Peter Watler
Qualifying Termination	341,700	20,974	583,173	945,847
Qualifying Termination in Connection with a CIC	341,700	20,974	1,199,932	1,562,606
Alan Herman
Qualifying Termination	100,000	20,974	1,385,534	1,506,508
Qualifying Termination in Connection with a CIC	100,000	20,974	2,088,180	2,209,154

(1)	Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of $28.15, the closing stock price of our common stock on December 30, 2016 over the applicable exercise price, multiplied by the number of option shares accelerated.
(2)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2016. Amounts of any reduction pursuant to the parachute payment best pay provision, if any, would be calculated upon actual termination of employment.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2016, regarding existing compensation plans, under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)(2)	9,504,636	(4)	$14.70	(5)	1,228,623	(6)(7)
Equity compensation plans not approved by stockholders(3)	645,500	(4)	$29.37	(5)	354,500
Total	10,150,136		$15.64		1,583,123

(1)	Consists of the Coherus Biosciences, Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”), 2014 Employee Stock Purchase Plan (the “ESPP”) and 2010 Equity Incentive Plan, as amended.
(2)	The 2014 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the plan administrator on or prior to the applicable date, equal to the lesser of (A) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 18,846,815 shares of stock may be issued upon the exercise of incentive stock options. The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the plan administrator on or prior to the applicable date, equal to the lesser of (A) one percent (1%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, no more than 3,520,000 shares of stock may be issued under the 2014 ESPP.
(3)	Consists of the Coherus Biosciences, Inc. 2016 Employment Commencement Incentive Plan (the “2016 Plan”). The 2016 Plan provides for the grant of non-qualified stock options, restricted stock units, restricted stock awards, performance awards, dividend equivalents, deferred stock awards, deferred stock units, stock payment and stock appreciation rights to a person not previously an employee or director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company. The 2016 Plan does not provide for any annual increases in the number of shares available.
(4)	Consists of shares of common stock underlying outstanding options.
(5)	Represents the weighted average exercise price of outstanding options.
(6)	Includes 1,042,634 shares that were available for future issuance as of December 31, 2016 under the ESPP, which allows eligible employees to purchase shares of common stock with accumulated payroll deductions.
(7)	Includes 185,989 shares that were available for future issuance as of December 31, 2016 under the 2014 Plan, which allows management to grant equity-based awards to employees, directors or consultants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The percentage of shares beneficially owned is computed on the basis of 51,288,027 shares of our common stock outstanding as of March 24, 2017. Shares of our common stock that a person has the right to acquire within 60 days of March 24, 2017 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors, director nominees and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Coherus BioSciences, Inc., at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Convertible /Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
Entities associated with FMR LLC(1)	6,547,911	—	6,547,911	12.77%
KKR Biosimilar L.P.(2)	3,055,055	894,774	3,949,829	7.57%
HealthCare Royalty Partners III, L.P.(3)	—	3,355,403	3,355,403	6.14%
Sofinnova Ventures Partners, VII, L.P.(4)	2,893,221	—	2,893,221	5.64%
Daiichi Sankyo Company, Limited(5)	2,867,426	—	2,867,426	5.59%
Executive Officers and Directors
Barbara K. Finck, M.D.(6)	26,791	277,231	304,022	*
James I. Healy, M.D., Ph.D.(7)	2,893,313	56,972	2,950,285	5.75%
Alan C. Herman, Ph.D.(8)	401,949	246,019	647,968	1.26%
Dennis M. Lanfear(9)	1,496,166	1,649,905	3,146,071	5.94%
V. Bryan Lawlis, Ph.D.(10)	—	85,536	85,536	*
Christos Richards(11)	63,836	64,573	128,409	*
Ali J. Satvat(12)	3,055,055	936,228	3,991,283	7.64%
Mary T. Szela(13)	—	30,204	30,204	*
August J. Troendle, M.D.(14)	1,940,914	198,537	2,139,451	4.16%
Mats Wahlström(15)	578,528	190,240	768,768	1.49%
Jean-Frédéric Viret, Ph.D(16).	2,992	139,189	142,181	*
Peter K. Watler, Ph.D.(17)	—	221,901	221,901	*
All directors and executive officers as a group (12 persons)(18)	10,459,544	4,096,535	14,556,079	26.28%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	As reported on Schedule 13G/A filed by FMR LLC (“FMR”) and Abigail P. Johnson on February 14, 2017, consists of an aggregate of 6,547,911 shares beneficially owned by FMR. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR has its principal business office at 245 Summer Street, Boston MA 02210.

(2)	Consists of (i) 3,055,055 outstanding shares and (2) 894,744 shares issuable upon conversion of $20,000,000 aggregate principal amount of Coherus’s 8.2% Convertible Senior Notes due 2022 (the “Notes”) owned directly by KKR Biosimilar L.P. Holders of the Notes may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding March 31, 2022. KKR Biosimilar GP LLC is the sole general partner of KKR Biosimilar L.P. KKR Fund Holdings L.P. is the sole member of KKR Biosimilar GP LLC. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of KKR Biosimilar GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, and Messrs. Kravis and Roberts disclaim beneficial ownership over all shares held by KKR Biosimilar L.P. except to the extent of their indirect pecuniary interests therein. Ali J. Satvat, who is a member of our board of directors, is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Mr. Satvat disclaims beneficial ownership of all shares held by KKR Biosimilar L.P. except to the extent of his indirect pecuniary interests therein. The address of the entities affiliated with Kohlberg Kravis Roberts & Co. L.P. and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019. The address of Messrs. Roberts and Satvat is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(3)	Consists of 3,355,403 shares issuable upon the conversion of $75,000,000 aggregate principal amount of Notes held by HealthCare Royalty Partners III, L.P. (“HCRP III”); HCRP Overflow Fund, L.P (“HCRP Overflow” and together with HCRP III the “HCRP Holders”); and MOLAG Healthcare Royalty, LLC (“MOLAG Healthcare”). HealthCare Royalty GP III, LLC is the general partner of HCRP III and therefore may be deemed to beneficially own the shares held by HCRP III. HCRP Overflow GP, LLC is the general partner of HCRP Overflow and therefore may be deemed to beneficially own the shares held by HCRP Overflow. HealthCare Royalty Management, LLC is the investment manager of each of HealthCare Royalty GP III, LLC, and HCRP Overflow GP, LLC and therefore may be deemed to beneficially own the shares beneficially owned by the HCRP Holders. Clarke B. Futch, Paul J. Hadden, Matthew Q. Reber, Christopher A. White and Michael G. Carter comprise the investment committee that, through HealthCare Royalty Management, LLC, is responsible for the voting and investment decisions relating to the shares beneficially owned by the HCRP Holders. HCRP MGS Account Management, LLC is the investment manager of MOLAG Healthcare and therefore may be deemed to beneficially own the shares held by MOLAG Healthcare. Vanderbilt Account Management GP, LLC is managing member of HCRP MGS Account Management, LLC and therefore may be deemed to beneficially own the shares beneficially owned by MOLAG Healthcare. Clarke B. Futch comprises the operating committee that, through Vanderbilt Account Management GP, LLC, is responsible for the voting and investment committee decisions relating to the shares beneficially owned by MOLAG Healthcare. The HCRP Holders and MOLAG Healthcare may be deemed to be a group as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended, and each member of such group may be deemed to beneficially own the ordinary shares beneficially owned by other members constituting such group. Each of Messrs. Futch, Hadden, Reber, White and Carter disclaims beneficial ownership of such shares.
(4)	The shares are owned directly by Sofinnova Venture Partners VII, L.P., or SV VII. Sofinnova Management VII, L.L.C., or SV VII LLC, the general partner of SV VII, and Dr. Healy, Michael Powell and Eric Buatois, the managing members of SV VII LLC, may be deemed to have shared voting and dispositive power over the shares owned by SV VII. Such persons and entities disclaim beneficial ownership over the shares owned by SV VII except to the extent of any pecuniary interest therein. The address of SV VII is c/o Sofinnova Ventures, 3000 Sand Hill Road, Suite 4-250, Menlo Park, CA 94025.
(5)

The shares are owned directly by Daiichi Sankyo Company, Limited, or Daiichi Sankyo. Daiichi Sankyo is a publicly traded company on the Tokyo Stock Exchange. As of March 31, 2016, Daiichi Sankyo had 105,897 shareholders (none of whom owned or beneficially owned more than 10% of Daiichi Sankyo’s outstanding shares of common stock) and approximately 709,011,343 shares (excluding treasury shares held by Daiichi

Sankyo and its consolidated subsidiaries) of common stock outstanding. This beneficial ownership information includes information contained in publicly available filings made by Daiichi Sankyo shareholders regarding their ownership of Daiichi Sankyo’s common stock under the Securities and Exchange Law of Japan. The address of Daiichi Sankyo is 3-5-1 Nihonbashi Honcho, Chuo-Ku, Tokyo 103-8426 Japan.
(6)	Consists of (i) 26,791 shares of common stock, and (ii) 277,231 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Dr. Finck.
(7)	Consists of the shares held by Sofinnova Venture Partners VII, L.P. Dr. Healy is a managing member of Sofinnova Management VII, L.L.C., the general partner of Sofinnova Venture Partners VII, L.P., and disclaims beneficial ownership of the shares held by Sofinnova Venture Partners VII, L.P., except to the extent of his pecuniary interest therein. Also includes (i) 92 shares of common stock and (ii) 56,972 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017.
(8)	Consists of (i) 300,164 shares of common stock held by Alan C. Herman, Ph.D. and Margaret R. Herman, Trustees of the Herman Trust dated March 16, 2001, (ii) 101,785 common stock held by Alan C. Herman, Ph.D., and (iii) 246,019 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Dr. Herman.
(9)	Consists of (i) 1,337,566 shares of common stock held by Dennis M. Lanfear, as Trustee of the Lanfear Revocable Trust, dated January 27, 2004, as restated, (ii) 86,965 shares of common stock held by offering by Lanfear Capital Advisors, LLC, (iii) 71,635 shares of common stock held by Dennis M. Lanfear and (iv) 1,649,905 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Mr. Lanfear.
(10)	Consists of 85,536 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Dr. Lawlis.
(11)	Consists of (i) 63,836 shares of common stock and (ii) 64,573 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Mr. Richards.
(12)	Consists of the shares held by KKR Biosimilar L.P. Mr. Satvat disclaims beneficial ownership of the shares held by KKR Biosimilar L.P., except to the extent of his pecuniary interest therein. Also includes 41,454 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017.
(13)	Consists of 30,204 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Ms. Szela.
(14)	Consists of (i) 268,428 shares held by Medpace Investors, LLC, (ii) 1,642,492 shares held by MX II Associates, LLC and (iii) 178,955 shares issuable upon the conversion of $4,000,000 aggregate principal amount of Notes held by MX II Associates, LLC. Dr. Troendle disclaims beneficial ownership of the shares held by Medpace Investors, LLC and MX II Associates, LLC, except to the extent of his pecuniary interest therein. Also includes (i) 29,994 shares of common stock and (ii) 19,582 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Dr. Troendle.
(15)	Consists of (i) 468,571 shares held by KMG Capital Partners, LLC, (ii) 109,957 shares held by Leonard Capital, LLC, (iii) 44,739 shares issuable upon the conversion of $1,000,000 aggregate principal amount of Notes held by KMG Capital Partners, LLC and (iv) 145,501 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Mr. Wahlström. Mr. Wahlström is Chief Executive Officer and Chairman of KMG Capital Partners, LLC and of Leonard Capital, LLC. Mr. Wahlström disclaims beneficial ownership of the shares held by KMG Capital Partners, LLC and Leonard Capital, LLC, except to the extent of his pecuniary interest therein.
(16)	Consists of (i) 2,992 shares of common stock and (ii) 139,189 shares that that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Dr. Viret.
(17)	Consists of (i) 183,624 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Dr. Watler and (ii) 38,277shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017 by Dr. Watler’s wife.
(18)	Includes (i) 8,531,646 shares held by entities affiliated with certain of our directors and (ii) 14,556,079 shares beneficially owned by our executive officers and directors, which includes the 8,531,646 shares held by such entities, 1,927,898 shares held by certain of our executive officers, 1,118,468 shares issuable upon the conversion of Notes held by such entities and 2,978,067 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 24, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the U.S. Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except with respect to the late Form 4 reports filed for (i) Mr. Wahlström and Dr. Troendle in connection with their acquisition of senior convertible notes on February 29, 2016 and (ii) Dr. Watler in connection with the exercise of stock options and sale of shares of common stock on November 20, 2015.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.

Registered Stockholders

If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (650) 463-4693 or by mail at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

Annual Reports

This proxy statement is accompanied by our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, or the Form 10-K. The Form 10-K includes our audited financial statements. We have filed the Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at www.coherus.com. In addition, upon written request to the Company’s Corporate Secretary at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, we will mail a paper copy of our Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

Other Matters

As of the date of this proxy statement, our board of directors knows of no other matters that will be presented for consideration at the 2017 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2017 Annual Meeting, then proxies will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

/s/ Jean-Frédéric Viret
Jean-Frédéric Viret
Chief Financial Officer

Redwood City, California

April 6, 2017

COHERUS BIOSCIENCES, INC. 333 TWIN DOLPHIN DRIVE SUITE 600 REDWOOD CITY, CA 94065
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the
The Board of Directors recommends you vote FOR the following: nominee(s) on the line below.
1. Election of Directors
Nominees
01 Dennis M. Lanfear 02 Mats Wahlstrom 03 James I. Healy, MD, PhD
The Board of Directors recommends you vote FOR proposals 2. and 3.
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
3. A non-binding advisory resolution to approve our executive compensation (a “Say on Pay” vote).
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000328485_1    R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com
COHERUS BIOSCIENCES, INC. Annual Meeting of Stockholders May 17, 2017 2:00 p.m. PDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Dennis M. Lanfear and Jean-Frédéric Viret, Ph.D., or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Coherus BioSciences, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 2:00 p.m. PDT on May 17, 2017, at Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000328485_2    R1.0.1.15